UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:
(Date of earliest event reported)

February 22, 2006

PEOPLENET INTERNATIONAL CORPORATION
(Exact Name of Registrant as specified in its Charter)

000-33033	02-0575232
(Commission File Number)	(I.R.S. Employer Identification Number)

Delaware
(State or Other Jurisdiction of Incorporation or Organization)

5201 Great America Parkway, Suite 239
Santa Clara, California 95054
(Address of Principal Executive Offices and Zip Code)

(408) 988-1888
(Registrant's Telephone Number, including Area Code)

N/A
(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 22, 2006, Ilene Kaminsky joins PeopleNet International Corporation ("PeopleNet") as the Chief Operating Officer and the Chief Marketing Officer. Ms. Kaminsky will lead the Company's marketing, sales, and operations organizations, and provide strategic and tactical direction as the Company rolls out its core products and services.

Prior to joining PeopleNet, Ms. Kaminsky was Chief Executive Officer and Chairman of the Board of Epixtar, an international Business Process Outsourcing company. Her role at Epixtar was to provide overall strategic and operational direction for the company as it developed and managed its capacity to serve the rapidly growing opportunities available in the contact center and business process outsourcing arenas.

Formerly, she served as a Managing Director in Cisco Systems' Internet Business Solutions Group where Ms. Kaminsky led business strategy and operations engagements with key service provider customers. She also led Field Operations and Strategy for Cisco's US Cable and Emerging Provider sales organization. Prior to joining Cisco Systems, Kaminsky held senior management positions with several communications companies, including a fixed wireless broadband CLEC, a facilities-based long-distance carrier and a prepaid telecommunications company. She has also served as a consultant to a number of service provider and datacom companies to help develop corporate strategy through product development and deployment.

An industry leader, Kaminsky founded the Telecom Business Women's Association (now Women in Network Communications) and is a past board member of the International Telecard Association. She is currently active in Women in Cable and Telecommunications, (WICT) and is a board member of its South Florida chapter. Kaminsky is also a frequent speaker at telecommunications and Internet industry events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PeopleNet International Corporation
 (Registrant)

By: /s/ Benedict Van
Benedict Van, Chairman & CEO

Date: February 24, 2006